Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) is made as of March 15, 2023 (the “Effective Date”) by and between Jounce Therapeutics, Inc., a Delaware corporation with an office at 780 Memorial Drive, Cambridge, MA 02139 (“Jounce”) and Concentra Biosciences, LLC, a Delaware limited liability company and its controlling shareholder Tang Capital Partners, LP, a Delaware limited partnership, with an office at 4747 Executive Drive, Suite 210, San Diego, CA 92121 (collectively Concentra Biosciences, LLC and Tang Capital Partners, LP are referred to as the “Company”).

1.

Background. Jounce and Company intend to engage in discussions concerning a possible negotiated transaction between Jounce and Company (the “Purpose”). In the course of these discussions, each party may disclose or deliver to the other party certain of its Confidential Information (defined below). The party disclosing Confidential Information is referred to in this Agreement as “Discloser” with respect to that Confidential Information; the party receiving that Confidential Information is referred to as “Recipient”.

2.

Definition. “Confidential Information” means any and all proprietary or confidential scientific, technical, financial or business information or trade secrets in whatever form (whether prepared by Jounce, its representatives or otherwise, and whether written, oral or visual) that is furnished or made available to Recipient by or on behalf of Discloser or its representatives (including agents, advisors, financial advisors, attorneys, accountants and other consultants). Any and all discussions between Jounce and Company regarding the Purpose, and this Agreement, shall be deemed Confidential Information.

3.

Obligations. Recipient shall, and shall cause its affiliates to, (a) hold in confidence all of Discloser’s Confidential Information and not disclose such Confidential Information, except as expressly provided in Section 4 below, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely for the Purpose; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; (d) reproduce Discloser’s Confidential Information solely to the extent necessary to accomplish the Purpose, with all such reproductions being considered Discloser’s Confidential Information; and (e) not disclose, except as expressly provided in Section 4 below, either the fact that discussions are taking place concerning a possible negotiated transaction between the parties or any of the terms, conditions, or other facts with respect to the possible relationship, including, without limitation, the status of such discussions and the exchange of Confidential Information.

4.

Permitted Disclosures. Recipient and its affiliates may provide Discloser’s Confidential Information solely to its employees or consultants on a need-to-know basis; provided, however, that (a) any such employees and consultants are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (b) Recipient and its affiliates remain liable for the compliance of such employees and consultants with such obligations. Except as set forth in the final sentence of this Section 4, if Recipient is required by applicable law or securities exchange rules or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, then Recipient will give Discloser prompt written notice thereof and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order. If (x) Jounce is required, pursuant to English law, the City Code on Takeovers and Mergers or applicable securities exchange rules or by order of a court of competent jurisdiction, in connection with or as a result of Jounce’s announced business combination transaction with Redx Pharma plc, to disclose any Confidential Information of Jounce that Jounce believes to be material nonpublic information, or (y) the Company discloses or is required to disclose Confidential Information on Schedule 13D in accordance with applicable law, such disclosure is permitted notwithstanding the foregoing, and no prior written notice or consent to the disclosure in clauses (x) or (y) will be required.

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5.

Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent evidence:

(a)	is generally known to the public at the time of first disclosure to Recipient under this Agreement or becomes generally known through no wrongful act on the part of Recipient;

(b)	is in Recipient’s possession at the time of first disclosure to Recipient under this Agreement other than as a result of Recipient’s breach of any legal obligation;

(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

6.

Rights and Licenses. Recipient agrees that, as between the parties, Discloser is and will remain the exclusive owner of Discloser’s Confidential Information and all patent, copyright, trademark and other intellectual property rights in such Confidential Information. Except for the right to use Discloser’s Confidential Information for the Purpose, no other right or license is granted to Recipient by this Agreement and the disclosure of Confidential Information does not result in any obligation by Discloser to grant Recipient any right in or to such Confidential Information.

7.

Term and Termination. This Agreement will be effective for a period of one (1) year following the Effective Date unless earlier terminated by a party upon thirty (30) days’ prior written notice to the other party. The obligations of non-disclosure and non-use in this Agreement will survive any such expiration or termination and continue in full force and effect for a period of seven (7) years from the date of expiration or termination; provided, however, that the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Discloser continues to treat such Confidential Information as a trade secret. Upon the request of Discloser, Recipient will promptly (a) at Discloser’s option, either destroy or return to Discloser any and all of Discloser’s Confidential Information, and (b) if Discloser elects to have Recipient destroy such Confidential Information and other materials, provide a written certification to Discloser regarding such destruction. Recipient may, however, retain one (1) copy of Discloser’s Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality under this Agreement.

8.

Remedies. Recipient agrees that (a) Discloser may be irreparably injured by a breach of this Agreement by Recipient; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Recipient to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

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9.	Standstill.

(a)

Company hereby acknowledges that, unless otherwise agreed in writing by Jounce, for a period of 14 days from the Effective Date (the “Standstill Period”), the Company will not, and will cause its affiliates to not, (i) acquire or propose or seek to acquire beneficial ownership or economic ownership or rights that do not confer beneficial ownership (“Jounce Share Ownership”) of any securities (including, for the avoidance of doubt, any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of Jounce or with a value derived in whole or in part from the value of any security of Jounce, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of Jounce or otherwise (each, a “Derivative Instrument”)) (ii) form, join or in any way participate in a “group” (as such term is used in the rules of the United States Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of Jounce; or (iii) cause any other person or entity to take any action described in clauses (i) and (ii) above (the restrictions set forth in foregoing clauses (i) through (iii), the “Standstill Restrictions”); provided, however, that the restrictions set forth in this Section shall terminate immediately upon the public announcement by Jounce that it has, since the Effective Date, (A) entered into a definitive agreement with a third party for a transaction involving the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the outstanding capital stock of Jounce or 50% or more of the assets (on a consolidated basis) of Jounce or (B) materially amended the terms of its recommended business combination with Redx Pharma plc.

(b)

Notwithstanding anything to the contrary herein, the restrictions set forth in this Section shall not apply to (i) any passive investment in any securities of Jounce by or behalf of any pension, employee benefit plan or trust of Company or any of its affiliates, including without limitation any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Jounce, or (ii) securities of Jounce held, directly or indirectly, by a person acquired by Company or any of its affiliates after the date hereof; provided that in each case with respect to the foregoing clauses (i) and (ii) such investment or acquisition was not designed to circumvent the Standstill Restrictions.

10.

Jounce Holdings. The Company and its affiliates directly or indirectly own Jounce Share Ownership (including any Derivative Instruments) that are as set forth in the Schedule 13D filing of Tang Capital Partners, LP, Tang Capital Management, LLC, Kevin Tang and Concentra Biosciences, LLC on March 14, 2023 and in the Form 4 filing of Kevin Tang, Tang Capital Management, LLC and Tang Capital Partners, LP on March 14, 2023.

11.

Noninterference with Business. During the Standstill Period, Company shall not (to the extent such prohibition is permitted by applicable law) solicit or induce any employee of Jounce to terminate or breach an employment, contractual or other relationship with Jounce.

12.

No Warranties. Neither party makes any representations or warranties, express or implied, with respect to the accuracy or completeness of its Confidential Information. Discloser will have no liability with respect to the use or reliance upon Discloser’s Confidential Information by Recipient.

13.	Miscellaneous.

(a)

Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by an authorized representative of Company and an authorized representative of Jounce.

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(b)

Assignment and Binding Effect. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may transfer or assign this Agreement without the prior written consent of the other party, but with written notice to the other party, to an affiliate or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which the Purpose of this Agreement relates. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(c)

Conflict Waiver. Company acknowledges and agrees that Jounce has retained Ropes & Gray LLP with respect to the transaction contemplated by this Agreement and any related matters, and hereby waives any conflict of interest with respect to such representation. Ropes & Gray is an intended third party beneficiary of this provision.

(d)

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Jounce will be marked “Attention: Legal Department”. Notices to Company will be marked “Attention: Kevin Tang”.

(e)

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction.

(f)

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(g)

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving party.

(h)

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

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The parties hereby execute this Mutual Confidentiality Agreement as of the Effective Date.

CONCENTRA BIOSCIENCES, LLC		JOUNCE THERAPEUTICS, INC.

By:	/s/ Michael Hearne	By:	/s/ Kim C. Drapkin
Name:	Michael Hearne	Name:	Kim C. Drapkin
Title:	Chief Financial Officer	Title:	Chief Financial Officer

TANG CAPITAL PARTNERS, LP

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Offer,
Tang Capital Management, LLC,
General Partner of Tang Capital Partners, LP

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